UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 15, 2013

DIAMONDBACK ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-35700 (Commission File Number)	45-4502447 (I.R.S. Employer Identification Number)
500 West Texas Suite 1225 Midland, Texas (Address of principal executive offices)		79701 (Zip code)
(432) 221-7400 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On May 15, 2013, Diamondback Energy, Inc. (“Diamondback Energy”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Credit Suisse Securities (USA) LLC, as representative of the several underwriters named therein (the “Underwriters”). The Underwriting Agreement relates to Diamondback Energy’s public offering of 4,500,000 shares of its common stock at a public offering price of $29.25 per share (the “Offering”). Pursuant to the Underwriting Agreement, the Underwriters were granted a 30-day option to purchase up to 675,000 additional shares of Diamondback Energy’s common stock at the public offering price (less the underwriting discount). The Underwriting Agreement contains customary representations, warranties and agreements of Diamondback Energy and other customary obligations of the parties and termination provisions. The Underwriting Agreement also provides for the indemnification by Diamondback Energy of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The Offering was made pursuant to Diamondback Energy’s effective registration statement on Form S-1, initially filed with the Securities and Exchange Commission (the “Commission”) on April 11, 2013 (File No. 333-187857), as amended, and a registration statement on Form S-1MEF (File No. 333-188639), which was filed and became immediately effective on May 15, 2013 pursuant to Rule 462(b) under the Securities Act. Net proceeds to Diamondback Energy from the sale of the 4,500,000 shares of its common stock, after underwriting discounts and commissions and estimated expenses, are expected to be approximately $125.5 million (or $144.4 million if the underwriters’ option to purchase additional shares is exercised in full). Diamondback Energy intends to use the net proceeds from the Offering to repay in full all borrowings outstanding under its revolving credit facility, with the balance of the proceeds to fund a portion of its exploration and development activities and for general corporate purposes, which may include leasehold interest and property acquisitions and working capital. The Offering is expected to close on May 21, 2013, subject to customary closing conditions.

Certain of the Underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for Diamondback Energy and its affiliates in the ordinary course of business for which they have received and would receive customary compensation. Specifically, affiliates of Wells Fargo Securities, LLC, one of the Underwriters for the Offering, are lenders under Diamondback Energy’s revolving credit facility and will receive a portion of the net proceeds from the Offering as a result of the repayment of the outstanding borrowings under Diamondback Energy’s revolving credit facility.

The preceding summary of the Underwriting Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 1.1 hereto and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On May 15, 2013, Diamondback Energy issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Number	Exhibit
1.1	Underwriting Agreement, dated May 15, 2013, by and between Diamondback Energy, Inc. and Credit Suisse Securities (USA) LLC, as representative of the several underwriters.

99.1	Press release dated May 15, 2013 entitled “Diamondback Energy Announces Pricing of Common Stock Offering.”

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIAMONDBACK ENERGY, INC.

Date:	May 20, 2013	By:	/s/ Teresa L. Dick
Teresa L. Dick
Senior Vice President and Chief Financial Officer

Exhibit Index

Number	Exhibit
1.1	Underwriting Agreement, dated May 15, 2013, by and between Diamondback Energy, Inc. and Credit Suisse Securities (USA) LLC, as representative of the several underwriters.

99.1	Press release dated May 15, 2013 entitled “Diamondback Energy Announces Pricing of Common Stock Offering.”

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